UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2022

AUTHENTIC EQUITY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-39903	98-1562072
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Elm Place, 2nd Floor Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

(646) 374-0919

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant	AEACU	The NASDAQ Stock Market LLC
Class A ordinary shares included as part of the units	AEAC	The NASDAQ Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	AEACW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2022, the Board of Directors (the “Board”) of Authentic Equity Acquisition Corp. (the “Company”) elected Robert Ernst, age 56, to serve as a Class I director of the Company for a term ending at the date of the Company’s first annual meeting. The Board has determined that Mr. Ernst qualifies as an independent director under applicable Securities and Exchange Commission (“SEC”) and Nasdaq rules. Mr. Ernst will serve on the Compensation Committee of the Board.

Mr. Ernst is an experienced deal advisory professional with over 30 years of public accounting experience. He has focused in the area of mergers and acquisitions, including business and financial due diligence, synergy analysis, integration planning, market assessment and transaction structuring. He has advised on buy-side and sell-side due diligence transactions for numerous financial and strategic buyers in domestic and international transactions, ranging in enterprise value from $5 million to in excess of $25 billion. Mr. Ernst was the Transaction Services Service Line leader for KPMG’s U.S. Deal Advisory practice for approximately eleven years before his retirement in September 2020. Prior to joining KPMG, Mr. Ernst was a Transaction Services Partner focusing on private equity and consumer markets transactions at Andersen and, prior to that, at PricewaterhouseCoopers. His industry experience includes consumer products, manufacturing, retail and distribution, restaurant and technology. Mr. Ernst holds a BS in Accounting and Finance from Boston College and an MBA from Columbia University School of Business. The Company believes Mr. Ernst’s extensive industry knowledge and leadership experience as a deal advisory professional qualify him to serve on the Board.

In connection with Mr. Ernst’s appointment as a director, on January 7, 2022, the Company entered into a letter agreement with Mr. Ernst (the “Letter Agreement”), pursuant to which, among other things, Mr. Ernst has agreed (i) to vote any Class A ordinary shares held by him in favor of the Company’s initial business combination; (ii) to facilitate the liquidation and winding up of the Company if an initial business combination is not consummated within 24 months; and (iii) to certain transfer restrictions with respect to the Company’s securities. The Letter Agreement is in substantially the same form as the letter agreement entered into by the Company with other insiders. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Company also entered into an indemnification agreement with Mr. Ernst in connection with his appointment to the Board. The indemnification agreement is in substantially the same form as the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Form S-1 filed with the SEC on December 22, 2020.

There are no family relationships between Mr. Ernst and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Ernst that would require disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Ernst and any other person pursuant to which Mr. Ernst was appointed as a director of the Company.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Letter Agreement, dated January 7, 2022, by and between Authentic Equity Acquisition Corp. and Robert Ernst.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Authentic Equity Acquisition Corp.

Date: January 7, 2022	By:	/s/ Todd Khoury
	Name:	Todd Khoury
	Title:	Chief Financial Officer

2